UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2025

Analog Devices, Inc.

(Exact name of Registrant as Specified in its Charter)

Massachusetts	1-7819	04-2348234
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Analog Way Wilmington, MA	01887
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 329-4700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.16 2/3 par value per share	ADI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On April 11, 2025, Analog Devices, Inc. (the “Company”) entered into a Fourth Amended and Restated Credit Agreement (“Revolving Credit Agreement”) among the Company, certain subsidiaries of the Company from time to time party thereto as Designated Borrowers, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, the several banks and other financial institutions from time to time parties thereto as lenders, JPMorgan Chase Bank, N.A., as syndication agent, Citibank, N.A., Morgan Stanley Senior Funding, Inc., Barclays Bank PLC and BNP Paribas Securities Corp., as co-documentation agents, and BofA Securities, Inc., JPMorgan Chase Bank, N.A., Citibank, N.A., Morgan Stanley Senior Funding, Inc., Barclays Bank PLC and BNP Paribas Securities Corp., as joint lead arrangers and joint bookrunners. The Revolving Credit Agreement, which amends and restates the Company’s existing third amended and restated revolving credit agreement dated as of June 23, 2021, provides for a 5-year revolving credit facility (“Revolving Credit Facility”) in an aggregate principal amount not to exceed $3.0 billion. Terms used in this Item 1.01 and not defined herein shall have the meanings ascribed to them in the Revolving Credit Agreement, which is attached to this Form 8-K as Exhibit 10.1.

The Revolving Credit Facility expires on April 11, 2030 and is currently undrawn. In advance of each annual anniversary of the Closing Date, the Revolving Credit Agreement may be extended for an additional year from the maturity date then in effect at the request of the Company and with the consent of the lenders with no limit on the number of such extension requests. Borrowings under the Revolving Credit Agreement are prepayable at the Company’s option in whole or in part without premium or penalty. Amounts borrowed under the Revolving Credit Agreement may be repaid and reborrowed from time to time prior to the maturity date.

Loans under the Revolving Credit Agreement can be Term SOFR Loans or Base Rate Loans at the Company’s option. Each Term SOFR Loan will bear interest at a rate per annum equal to the applicable Term SOFR plus (x) a margin based on the Company’s Debt Ratings from time to time of between 0.46% and 0.90% and (y) a SOFR Adjustment of 0.10%. Each Base Rate Loan will bear interest at a rate per annum equal to the Base Rate. In addition, the Company has agreed to pay a facility fee based on the Company’s Debt Ratings from time to time, at a rate per annum of between 0.040% and 0.100% times the actual daily amount of the Commitments in effect. The Revolving Credit Agreement includes a multicurrency borrowing feature for certain specified foreign currencies. The Company will guarantee the obligations of each subsidiary that is named a Designated Borrower under the Revolving Credit Agreement.

The Revolving Credit Agreement contains customary representations and warranties, and affirmative and negative covenants and events of default applicable to the Company and its subsidiaries. The events of default include, among others, nonpayment of principal, interest, fees or other amounts, failure to perform certain covenants, cross-defaults to certain other indebtedness, insolvency or bankruptcy, customary ERISA defaults or the occurrence of a change of control. The negative covenants include limitations on liens and mergers and other fundamental changes, among others. The Revolving Credit Agreement also requires that, commencing with the first fiscal quarter ending after the Closing Date, the Company maintain a ratio of consolidated EBITDA to consolidated interest charges of no less than 3.00 to 1.00 for any fiscal quarter ending thereafter.

In the ordinary course of their respective businesses, certain of the lenders and the other parties to the Revolving Credit Agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with the Company and its affiliates for which they have in the past received, and/or may in the future receive, customary compensation and expense reimbursement.

The foregoing description of the Revolving Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Revolving Credit Agreement, which is filed as Exhibit 10.1, and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Fourth Amended and Restated Credit Agreement, dated as of April 11, 2025, among Analog Devices, Inc., as Borrower, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto.

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2025	ANALOG DEVICES, INC.

	By:	/s/ Janene I. Asgeirsson
Janene I. Asgeirsson
Senior Vice President, Chief Legal Officer and Corporate Secretary